Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-3 of our report dated February 13, 2001 relating to the financial statements which appear in LCA-Vision Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Cincinnati, Ohio
November 13, 2003